FILED PURSUANT TO RULE 433(d) — Registration Statement No. 333-109318

        The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519; Attention: Paul Tedeschi.

        This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes information contained in any prior similar materials relating to these securities. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

        The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, asset-backed securities and the asset pools backing them are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated) at any time prior to issuance. As a result, you may commit to purchase securities with characteristics that may change materially, and all or a portion of the securities may not be issued with material characteristics described in these materials. Our obligation to sell securities to you is conditioned on those securities having the material characteristics described in these materials. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities you committed to purchase, and there will be no liability between us as a consequence of the non-delivery. However, unless the class of securities you committed to purchase has been eliminated, we will provide you with revised offering materials and offer you an opportunity to purchase that class, as described in the revised offering materials.

Lehman Brothers
1,254 records
Balance: 251,284,399
LONG BEACH 2006-WL3

Nikki A. Stefanelli
212.526.6190
PROPTYPE ss 'PUD'

PROPTYPE ss 'PUD'
Zip Code	No. of Loans	Total Current Balance	%
22193	12	2,786,253.64	1.11
20109	10	1,909,185.58	0.76
98375	14	1,734,602.16	0.69
95401	8	1,681,650.39	0.67
95762	2	1,621,688.51	0.65
95209	5	1,485,835.39	0.59
92677	2	1,480,841.74	0.59
89131	4	1,472,898.82	0.59
95835	5	1,472,054.13	0.59
94514	3	1,443,452.73	0.57
20169	3	1,411,453.36	0.56
75034	8	1,403,169.24	0.56
93311	4	1,376,293.99	0.55
22191	5	1,354,218.38	0.54
20874	6	1,333,535.12	0.53
94534	3	1,314,043.22	0.52
94513	5	1,203,941.80	0.48
30350	2	1,139,460.22	0.45
89139	3	1,123,299.10	0.45
32837	6	1,110,551.09	0.44
80104	4	1,092,150.66	0.43
85340	3	1,077,020.95	0.43
21703	5	1,075,546.03	0.43
20774	5	1,053,455.64	0.42
89117	2	1,047,179.14	0.42
20772	3	1,041,080.94	0.41
20164	4	1,020,694.80	0.41
22192	4	1,004,330.78	0.40
21797	1	999,373.20	0.40
84020	1	998,569.56	0.40
92555	2	992,391.60	0.39
91737	2	989,369.93	0.39
85296	3	981,567.59	0.39
94587	4	958,828.89	0.38
89123	4	909,685.70	0.36
33028	3	893,656.09	0.36
33467	2	892,972.73	0.36
30040	5	864,356.59	0.34
20155	3	860,924.25	0.34
94806	3	854,132.29	0.34
98373	3	851,168.29	0.34
85249	2	841,862.03	0.34
20176	1	832,511.28	0.33
85259	2	819,814.12	0.33
20882	1	800,000.00	0.32
85242	4	799,958.73	0.32
94801	1	790,535.05	0.31
94590	2	785,216.06	0.31
11786	2	774,749.34	0.31
85297	2	765,019.94	0.30
22026	3	761,834.57	0.30
30349	5	760,272.77	0.30
60073	3	759,151.46	0.30
85262	1	756,939.96	0.30
33414	2	754,867.22	0.30
75032	2	749,279.78	0.30
20833	1	746,708.75	0.30
34202	1	746,138.25	0.30
98338	3	744,337.87	0.30
34758	6	739,921.00	0.29
75062	1	739,023.66	0.29
33073	3	738,989.50	0.29
33027	2	734,672.70	0.29
92587	1	729,945.36	0.29
30005	1	727,706.16	0.29
77469	6	724,127.62	0.29
98391	1	724,055.50	0.29
77094	1	716,817.41	0.29
92673	1	715,500.00	0.28
92679	1	703,071.16	0.28
34759	6	699,958.86	0.28
22182	1	695,142.11	0.28
33196	4	693,331.97	0.28
33486	1	692,000.01	0.28
80233	3	678,924.91	0.27
33193	2	675,680.89	0.27
77373	9	670,269.46	0.27
92253	1	669,202.08	0.27
93907	2	669,135.30	0.27
94598	2	666,166.86	0.27
96793	1	665,991.47	0.27
91702	1	664,767.46	0.26
92692	1	662,399.00	0.26
34219	3	653,639.35	0.26
80516	2	651,484.77	0.26
33178	2	650,441.78	0.26
33547	1	638,622.35	0.25
78620	1	622,273.98	0.25
20110	5	619,277.39	0.25
08724	4	617,633.54	0.25
98422	2	614,403.79	0.24
20876	3	614,060.51	0.24
98056	3	613,673.65	0.24
92704	1	605,937.36	0.24
20175	2	603,710.31	0.24
80209	1	600,000.00	0.24
98092	3	598,565.53	0.24
95148	2	597,022.02	0.24
77083	6	593,232.63	0.24
91709	1	592,043.41	0.24
Other	940	159,695,494.59	63.55
Total:	1,254	251,284,398.85	100.00

G:\CONTRACT\Tape\NStefanelli\Securitizations\LONG BEACH 2006-WL2\LONG BEACH 2006-WL3 -- 01-26-06.cas
Jan 27, 2006 11:39

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 9519; Attention: Paul Tedeschi. Please note that to the extent that this message includes additional disclaimers below, such disclaimers should be disregarded.